Exhibit 99.1

GMX RESOURCES INC. ANNOUNCES SPECIAL MEETING OF SHAREHOLDERS TO APPROVE REVERSE STOCK SPLIT
OKLAHOMA CITY, Oct. 10, 2012 (GLOBE NEWSWIRE) -- GMX RESOURCES INC., (GMXR) announced today that the Company will hold a special meeting of the shareholders on November 29, 2012 to seek approval on the granting to the Board of Directors the discretionary authority to effect a reverse stock split (the "Reverse Stock Split Proposal") in a range of not less than 1-for-5 shares and not more than 1-for-13 shares of the Company's issued and outstanding common stock. The Reverse Stock Split Proposal will not include any change the number of authorized shares of our common stock.
The Company believes that granting the Board of Directors the discretion to effect a reverse stock split provides the Company with maximum flexibility to act in the best interests of its shareholders. Should the appropriate circumstances arise, effecting the reverse stock split would, among other things, help the Company to:

•	Meet certain continued listing requirements of the New York Stock Exchange ("NYSE");

•	Appeal to a broader range of investors to generate greater investor interest in the Company; and

•	Improve the perception of our common stock as an investment security.
The Board's decision as to whether and when to implement the reverse stock split will be based on a number of factors including shareholder approval, prevailing market conditions, existing and expected trading prices for our common stock, actual or forecasted results of operations and the likely effect of such results on the market price of our common stock. The Board of Directors reserves the right not to implement the reverse split should it be deemed not in the best interest of our shareholders.
The reverse stock split would not affect any shareholder's percentage ownership interests or proportionate voting power or other rights, except to the extent that it results in a shareholder receiving cash in lieu of fractional shares.
Important Information about the Reverse Split Proposal
This communication may be deemed to be solicitation material in connection with the proposal to be submitted to the Company's shareholders at its special meeting seeking approval to effect a reverse split. In connection with the Reverse Stock Split Proposal, the Company has filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). Shareholders of the Company are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including the Company's definitive proxy statement, because they will contain important information about the Reverse Stock Split Proposal and the Company. A definitive proxy statement will be sent to holders of the Company's common stock as of the record date in connection with seeking their authorization of the Reverse Stock Split Proposal.
Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC's website, www.sec.gov. In addition, the Company's stockholders may obtain free copies of the documents filed with the SEC when available from the Company at the Company's website, www.gmxresources.com. You also may read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.
The Company and its Board of Directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of the Company's common stock in respect of the Reverse Stock Split Proposal. Information about the directors and executive officers of the Company is set forth in the Company's Annual Report on Form 10-K, which was filed with the SEC on March 9, 2012. Investors may obtain additional information regarding the interest of the Company and its directors and executive officers in the Reverse Stock Split Proposal by reading the preliminary proxy statement and, when it becomes available, the definitive proxy statement relating to the special meeting.

GMXR is a resource play rich exploration and production Company. Oil shale resources are located in the Williston Basin, North Dakota & Montana targeting the Bakken Petroleum System and in the DJ Basin, Wyoming targeting the Niobrara Petroleum System; both plays are estimated 90% oil. Our natural gas resources are located in the East Texas Basin, in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation, where the majority of our acreage is contiguous, with infrastructure in place and substantially all held by production. The Company believes these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities. The Company's multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout our portfolio.
Please visit www.gmxresources.com for more information on the Company.
This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding (1) whether or not the reverse stock split is approved by our shareholders, (2) whether or not the Board in its discretion approves the implementation of the reverse stock split and the ratio of the reverse stock split, and (3) the effect the reverse stock split may have on the Company's stock price. Such statements are subject to a number of risks, including but not limited to (1) whether or not the reverse stock split is approved by our shareholders, (2) whether or not the Board in its discretion approves the implementation of the reverse stock split and the ratio of the reverse stock split, (3) the effect the reverse stock split may have on the Company's stock price, and (4) changes in economic, competitive, strategic, financing, regulatory or other factors that may affect the Company's business, many of which are beyond the control of the Company. Reference is made to the Company's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.
Contact:
Alan Van Horn
Manager, Investor Relations
405.254.5839